UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 9, 2013

Trinity Place Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-8546	22-2465228
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Syms Way, Secaucus, New Jersey	07094
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(201) 902-9600

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On January 9, 2013, the Board of Directors of Trinity Place Holdings Inc. (the “Company”) elected Mark D. Ettenger, a director of the Company, to the office of Chairman of the Board effective January 12, 2013. In such capacity, Mr. Ettenger is now serving as the Company’s interim principal executive officer, pending the appointment of a permanent Chief Executive Officer.

Mr. Ettenger, 56, has been an independent consultant and private investor since 2006. He served from 2004-2006 as President of Mills Corporation (“Mills”), a publicly traded real estate investment trust. In this role, he chaired the Operating Committee of Mills among other responsibilities. Before joining Mills, Mr. Ettenger was a Managing Director in the Real Estate Department of Goldman, Sachs & Co. Mr. Ettenger holds an LLM in tax from New York University School of Law, a Juris Doctor from the University of Virginia School of Law and a Bachelor of Arts degree from Duke University.

Mr. Ettenger may receive additional compensation for his services as Chairman of the Board, and principal executive officer on an interim basis, as the Board and Mr. Ettenger shall mutually agree. As previously disclosed, the Company has engaged a search firm to conduct an executive search for a permanent Chief Executive Officer and other real estate professionals.

In addition, on January 13, 2013, director Andrew L. Sole resigned from the Board effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Trinity Place Holdings Inc.

By:	/s/ Richard G. Pyontek
Name: Richard G. Pyontek
Title: Chief Financial Officer

Dated:  January 15, 2013